Exhibit 3.53

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•                  First:  The name of the limited liability company is FW Technologies Holding, LLC.

•                  Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington

The name of its Registered agent at such address is Corporation Service Company

In Witness Whereof, the undersigned has executed this Certificate of Formation of FW Technologies Holding, LLC this 19th day of October, 2000.

By:	/s/ John A. Doyle
John A. Doyle, Jr.